Exhibit (c)(13)

Project Gibraltar trading analysis

March 23, 2021

Gibraltar transaction trading update – March 22

Gibraltar trading and price data

	Gibraltar	Specialty chemicals comps[1]	Catalysts comps[2]	S&P 400 Specialty Chemicals
Ticker	GRA-US	—	—	SPN66
Closing price	**$59.40**	**$142.37**	**$126.82**	**$723**
Change from prior day	1.0%	(0.6%)	5.9%	(0.4%)
Change since unaffected date	**48.3%**	**42.4%**	**26.8%**	**16.2%**
Daily VWAP	$59.35	—	—	—
Closing price/VWAP	0.1%	—	—	—
Trading volume (mm)	0.4	3.4	1.9	—
Multiple of unaffected ADV[3]	0.8x	0.7x	1.1x	—
Market adjusted unaffected price[4]	$57.03	—	—	—

Potential deal value implied by current stock price

Targeted annualized IRR	Extrapolated deal value: Assumed probability deal closes[5] 70%	60%	50%	Increase from current offer: Assumed probability deal closes[5] 70%	60%	50%
6%	$61.66	$62.24	$63.06	(5.1%)	(4.2%)	(3.0%)
8%	$62.30	$62.88	$63.71	(4.2%)	(3.3%)	(2.0%)
10%	$62.93	$63.52	$64.35	(3.2%)	(2.3%)	(1.0%)
12%	$63.57	$64.17	$65.00	(2.2%)	(1.3%)	0.0%

Price performance (since October 13th trading day)


Stock price
Cumulative volume
Projected volume
$70.00
$65.00
$60.00
$55.00
$50.00
$45.00
$40.00
$35.00
100.0mm
80.0mm
60.0mm
40.0mm
20.0mm
0.0mm
10/13
11/2
12/1
1/4
2/1
3/1

Confidence level in transaction[6]

GRA share price with no deal	Potential ultimate deal price: $65.00	$67.00	$69.00	$71.00	$73.00	$75.00
$40.00	82%	76%	70%	66%	62%	58%
$45.00	77%	70%	64%	59%	55%	51%
$50.00	69%	60%	54%	48%	44%	40%
$55.00	51%	42%	35%	30%	27%	24%

Source: FactSet as of 03/22/21
[1] Specialty chemicals composite includes ALB, ASH, CCMP, ESI, GCP NGVT, PQG, KWR
[2] Catalysts composite includes UMI-BE, JMAT-GB
[3] ADV = Average Daily Volume traded for the six months prior to announcement
[4] Market adjusted unaffected price is Target's unaffected share price adjusted based on the performance of the specialty chemicals comps over the same period
[5] Breakeven probability calculates the Street's probability of the deal closing vs. returning to a market adj. unaffected share price (GRA=$40.06)
[6] Assumes 6% IRR required by arbs and closing date of 09/30/21

Gibraltar illustrative analysis at various prices

		Illustrative NTM EBITDA Multiple						
FYE — 12/31	Base data	9.0x	9.5x	10.0x	10.5x	11.0x	11.5x	12.0x
Implied firm value	$581	**$5,228**	**$5,518**	**$5,809**	**$6,099**	**$6,390**	**$6,680**	**$6,971**
Less: Net debt + NCI		(2,004)	(2,004)	(2,004)	(2,004)	(2,004)	(2,004)	(2,004)
Less: Preferred stock		(270)	(270)	(270)	(270)	(270)	(270)	(270)
Implied equity value		**2,954**	**3,245**	**3,535**	**3,826**	**4,116**	**4,407**	**4,697**
FDSO		66.3	66.3	66.3	66.3	66.3	66.3	66.4
Implied stock price		**$44.55**	**$48.92**	**$53.30**	**$57.68**	**$62.06**	**$66.44**	**$70.79**
Firm value / Adj. EBITDA (Management)								
2021E	$576	9.1x	9.6x	10.1x	10.6x	11.1x	11.6x	12.1x
2022E	$702	7.4x	7.9x	8.3x	8.7x	9.1x	9.5x	9.9x
Firm value / Adj. EBITDA (Consensus)								
2021E	$569	9.2x	9.7x	10.2x	10.7x	11.2x	11.7x	12.2x
2022E	$620	8.4x	8.9x	9.4x	9.8x	10.3x	10.8x	11.2x

Source: Company filings, FactSet as of 03/22/2021
Note: NTM EBITDA based on consensus as of 3/22/2021; FV bridge excludes impact of pension liability; FV and EBITDA adjusted as of announcement date (02/26/2021 post market close) for FCS deal assuming 05/31/2021 close

Gibraltar trading evolution since spin

FV / NTM EBITDA evolution since GCP spin

	Average				
	Since spin	3-yr	2-yr	1-yr	Current
Gibraltar	10.9x	10.2x	10.0x	9.7x	10.7x


16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
Feb-16
Feb-17
Mar-18
Mar-19
Mar-20
Mar-21
Gibraltar
10.7x

Source: Company filings, FactSet as of 03/22/2021
Note: FV and EBITDA adjusted as of announcement date (02/26/2021 post market close) for FCS deal assuming 05/31/2021 close

Preliminary draft – for discussion purposes only

CONFIDENTIAL

Trading and operating comparables

CYE — 12/31	Share price 03/22/21	% of 52-week high	Equity value	Firm value	Firm value / 2021E EBITDA	Firm value / 2022E EBITDA	EBITDA margin 2021E % margin	EBITDA margin 2022E % margin	Revenue growth '20A-'21E % growth	Revenue growth '21E-'22E % growth
Specialty Chemicals										
Albemarle	$152.15	80.8%	$17,877	$20,603	25.6x	19.3x	25.4%	29.5%	1.4%	14.2%
Ashland	$87.84	95.3%	$5,420	$6,779	11.1x	10.3x	24.5%	25.2%	5.6%	5.4%
CMC Materials	$170.15	93.0%	$5,083	$5,723	15.1x	15.0x	31.5%	31.1%	5.5%	2.3%
Element Solutions	$19.49	92.7%	$4,912	$6,134	13.4x	12.7x	22.9%	23.2%	8.1%	4.1%
GCP	$24.84	89.4%	$1,827	$1,698	11.9x	10.9x	15.1%	15.6%	4.7%	5.4%
Quaker Houghton	$244.96	81.1%	$4,405	$5,113	18.7x	17.0x	17.8%	18.5%	8.6%	5.3%
Ingevity	$75.08	94.2%	$3,068	$4,078	9.9x	9.2x	31.9%	32.6%	5.7%	6.2%
PQ	$16.67	88.2%	$2,344	$3,153	14.1x	12.4x	39.9%	43.5%	NM	NM
Catalysts										
Umicore	$53.48	89.7%	$12,988	$14,752	12.8x	12.4x	25.5%	24.2%	17.0%	26.6%
Johnson Matthey	$41.10	89.9%	$8,015	$9,232	9.0x	8.3x	17.9%	18.3%	5.8%	12.5%
Overall median		**89.8%**			**13.1x**	**12.4x**	**25.0%**	**24.7%**	**5.7%**	**5.4%**
Overall mean		**89.4%**			**14.2x**	**12.7x**	**25.2%**	**26.2%**	**6.9%**	**9.1%**
Gibraltar (street)	**$59.40**	**91.5%**	**$3,939**	**$6,213**	**10.9x**	**10.0x**	**28.6%**	**29.6%**	**15.0%**	**21.1%**

Source: Company filings, FactSet as of 03/22/2021
Note: Financials calendarized to FYE 12/31; Gibraltar and Albemarle balance sheet and projected financials adjusted for FCS deal assuming 05/31/2021 close, historical financials as reported; PQ balance sheet adjusted for sale of Performance Chemicals business

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.

The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan's opinions and estimates constitute J.P. Morgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan's policies on data privacy can be found at http://www.jpmorgan.com/pages/privacy.

J.P. Morgan is a party to the SEC Research Settlement and as such, is generally not permitted to utilize the firm's research capabilities in pitching for investment banking business. All views contained in this presentation are the views of J.P. Morgan's Investment Bank, not the Research Department. J.P. Morgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.

Changes to Interbank Offered Rates (IBORs) and other benchmark rates: Certain interest rate benchmarks are, or may in the future become, subject to ongoing international, national and other regulatory guidance, reform and proposals for reform. For more information, please consult: https://www.jpmorgan.com/global/disclosures/interbank_offered_rates

JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

J.P. Morgan is a marketing name for investment businesses of JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. Securities, syndicated loan arranging, financial advisory, lending, derivatives and other investment banking and commercial banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Securities plc, J.P. Morgan AG, JPMorgan Chase Bank, N.A. and the appropriately licensed subsidiaries and affiliates of JPMorgan Chase & Co. worldwide. J.P. Morgan deal team members may be employees of any of the foregoing entities. J.P. Morgan Securities plc is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. J.P. Morgan AG is authorized by the German Federal Financial Supervisory Authority (*BaFin*) and regulated by BaFin and the German Central Bank (*Deutsche Bundesbank*).

For information on any J.P. Morgan German legal entity see: https://www.jpmorgan.com/country/US/en/disclosures/legal-entity-information#germany.

For information on any other J.P. Morgan legal entity see: https://www.jpmorgan.com/country/GB/EN/disclosures/investment-bank-legal-entity-disclosures.

JPMS LLC intermediates securities transactions effected by its non-U.S. affiliates for or with its U.S. clients when appropriate and in accordance with Rule 15a-6 under the Securities Exchange Act of 1934. Please consult: www.jpmorgan.com/securities-transactions

This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.